UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  September 16, 2009

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania		19040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01               Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

InfoLogix, Inc. (the “Company”) has received a deficiency letter, dated September 16, 2009, from the NASDAQ Stock Market stating that based on the closing bid price of the Company’s listed securities for the last 30 consecutive business days, the Company no longer meets the minimum $1.00 per share requirement for continued listing on The NASDAQ Capital Market under Marketplace Rule 5550(a)(2).  Under Marketplace Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until March 15, 2010, in which to regain compliance with the minimum bid price rule.

If at any time before March 15, 2010, the bid price of the Company’s securities closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ stated that it will notify the Company that it has achieved compliance with the minimum bid price rule and the matter will be closed.  If the Company does not regain compliance with the minimum bid price rule before March 15, 2010, NASDAQ stated that it will provide the Company with written notice that its securities are subject to delisting.  At that time, the Company may appeal NASDAQ’s determination to a NASDAQ Listing Qualifications Panel, which would stay any further delisting action by NASDAQ pending a final decision by the panel.  Alternatively, NASDAQ stated that the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.  NASDAQ further stated that if the Company meets the initial listing criteria, the NASDAQ staff will notify the Company that it has been granted an additional 180 calendar day compliance period.

The Company will attempt to regain compliance with NASDAQ’s minimum bid price rule, but there can be no assurance that it will be able to do so.

On September 21, 2009, the Company issued a press release announcing its receipt of the deficiency letter from NASDAQ.  A copy of the press release is furnished herewith as Exhibit 99.1 to this current report.

Item 9.01                Financial Statements and Exhibits.

(d)           Exhibits

99.1         Press release dated September 21, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: September 21, 2009	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer

Exhibit Index

99.1                           Press release dated September 21, 2009.